                                                                     EXHIBIT 11

                           ALEXANDER & BALDWIN, INC.
                       COMPUTATION OF EARNINGS PER SHARE
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                    (In thousands, except per share amounts)

                                             2000          1999         1998
                                             ----          ----         ----

Basic Earnings Per Share
------------------------

   Net income                             $ 90,574      $  62,579     $  25,142
                                          =========     =========     =========
   Average number of shares outstanding     40,898         43,206        44,760
                                          =========     =========     =========
   Basic earnings per share               $   2.21      $    1.45     $    0.56
                                          =========     =========     =========

Diluted Earnings Per Share
--------------------------

   Net income                             $  90,574     $  62,579     $  25,142
                                          =========     =========     =========

   Average number of shares outstanding      40,898        43,206        44,760
   Effect of assumed exercise of
      outstanding stock options                 109            30            75
                                          ---------     ---------     ---------
   Average number of shares outstanding
      after assumed exercise of
      outstanding stock options              41,007        43,236        44,835
                                          =========     =========     =========

   Diluted earnings per share             $    2.21     $    1.45     $    0.56
                                          =========     =========     =========

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